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EXHIBIT 10.8

SEVENTH AMENDMENT TO STOCK PURCHASE AGREEMENT

    THIS SEVENTH AMENDMENT TO STOCK PURCHASE AGREEMENT ("Amendment") is entered into as of this 29th day of June, 2001, by and between Health Net, Inc., a Delaware corporation ("Seller"), and Florida Health Plan Holdings II, L.L.C., a Florida limited liability company ("Purchaser").

RECITALS

    WHEREAS, Seller and Purchaser entered into that certain Stock Purchase Agreement dated January 19, 2001 (the "Original Agreement") concerning the sale of all of the outstanding shares of capital stock of Foundation Health, A Florida Health Plan, Inc., a Florida corporation (the "Company")(capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Agreement (as defined below));

    WHEREAS, Seller and Purchaser amended the Original Agreement by (i) that certain Amendment to Stock Purchase Agreement dated as of February 2, 2001 (the "First Amendment"), (ii) that certain Second Amendment to Stock Purchase Agreement dated as of February 8, 2001 (the "Second Amendment"), (iii) that certain Third Amendment to Stock Purchase Agreement dated as of February 16, 2001 (the "Third Amendment"), (iv) that certain Fourth Amendment to Stock Purchase Agreement dated as of February 28, 2001 (the "Fourth Amendment"), (v) that certain Fifth Amendment to Stock Purchase Agreement dated as of May 1, 2001 (the "Fifth Amendment"), and (vi) that certain Sixth Amendment to Stock Purchase Agreement dated as of June 4, 2001 (the "Sixth Amendment") (the Original Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment are collectively referred to as the "Agreement"); and

    WHEREAS, Seller and Purchaser desire to further modify certain terms of the Agreement on the terms set forth hereinbelow.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual obligations, promises and covenants herein contained, the receipt and adequacy of which is hereby acknowledged by each of the parties hereto, it is hereby agreed as follows:

    1.  Recitals. The foregoing recitals are true and correct and made a part hereof.

    2.  Intercompany Accounts. The first sentence of Section 4.7 of the Agreement is hereby replaced in its entirety with the following:

  All intercompany accounts between the Company, on the one hand, and Seller or its Affiliates, on the other hand accrued on or before the Closing Date ("Intercompany Accounts") will be settled within sixty (60) days after the Closing.

    3.  Purchase Price. Section 1.2 (c) of the Agreement as previously amended is hereby amended to add the following as new subsections (i), (ii) and (iii):

      (i)  In recognition of the fact that the Purchaser's Affiliates own, operate, control or manage other health maintenance organizations which operate in the same service area as the Company, the Purchaser agrees that neither the Purchaser, nor any of Purchaser's Affiliates, shall engage in any course of conduct, whether directly or indirectly, (a) with the specifically intended purpose of impairing any economic recovery rights of the Seller or any of Seller's Affiliates under any of this Agreement, the Promissory Note, any agreement or document securing the payment of the Promissory Note, or the Reinsurance Agreement (collectively, the "Financial Documents"), or (b) with the specifically intended purpose of maximizing any economic recovery rights of the Purchaser or any of Purchaser's Affiliates under any of the Financial Documents to the detriment of the Seller or any of Seller's Affiliates. The types of conduct prohibited by the foregoing include, without limitation, (1) ceasing to market new business in the Company or the shifting of a line of business or subscriber group with a medical loss ratio ("MLR") lower than the Company's average MLR from the Company into any of Purchaser's Affiliates; provided, however, the foregoing shall not prohibit a shifting of large group point of service business (the "POS") from the Company to HIP Health Plan of Florida, Inc.'s (who is a Purchaser's Affiliate) large group POS policy issued pursuant to Florida Statutes Section 641.31(38) (2001), (2) the shifting into the Company from any of Purchaser's Affiliates of a line of business or subscriber group that has a MLR higher than eighty-eight percent (88%), or (3) changes in the Company's and one or more of Purchaser's Affiliates reimbursement arrangements with providers that are disproportionately more expensive for the Company than for the Purchaser's Affiliate(s) if such conduct is specifically intended to accomplish one of the aforementioned prohibited purposes listed in (a) or (b) above.

      (ii) The payment of the indebtedness due under the Promissory Note shall be guaranteed by Florida Health Plan Management, Inc., a Florida corporation (the "Manager") pursuant to a guaranty in favor of Seller (the "Guaranty"), which guaranty shall be substantially in the form of the guaranty executed by the Manager and delivered to NCFE or its subsidiaries or affiliates ("NCFE") in connection with the financing provided by NCFE to Purchaser in connection with the closing of the transactions contemplated by this Agreement. Manager's obligations under the Guaranty shall be secured by a security interest in all of the Manager's assets in favor of the Seller pursuant to the security agreement (the "Manager Security Agreement"), which security agreement shall be substantially in the form of the security agreement attached to this Agreement as Exhibit 1.2(c)(ii), which Manager's Security Agreement shall be properly executed by the Manager and delivered to Seller at Closing, together with appropriate financing statements, and any other documents necessary to perfect the security interest of Seller, all duly executed by the Manager. Seller acknowledges and agrees that the rights and remedies of Seller under the Guaranty and the Manager Security Agreement shall be subordinate and junior to the rights and remedies of NCFE against the Manager and its assets.

      (iii) The repayment terms set forth in the Promissory Note are hereby amended as follows:

          (A) The interest only payment that would have been due the Seller from the Purchaser on the first (1st) anniversary of the Closing Date shall be due and payable on the second (2nd) anniversary of the Closing Date.

          (B) The annual installment of principal due the Seller under the Promissory Note on the second (2nd) year anniversary of the Closing Date (the "First Principal Installment") shall be subject to the Deferral Amount (as defined below). The Deferral Amount, if any, shall only apply with respect to the payment of the First Principal Installment, and in no event shall the Purchaser be entitled to apply the Deferral Amount against the payment or balance of any other indebtedness or sum due under the Promissory Note. The "Deferral Amount" shall be determined as follows: If the pre-tax statutory margin of the Company for the first (1st) and second (2nd) quarters of the calendar year 2003, determined in accordance with SAP using methods within the then existing range of generally accepted industry practices and consistent with the Company's past practices, is less than three percent (3%), the First Principal Installment shall be reduced prorata. Purchaser shall pay the First Principal Installment when due and payable under the Promissory Note, less the Deferral Amount, if any. A sum equal to the Deferral Amount, if any, shall be added to the principal due under the Promissory Note and shall accrue interest as provided in the Promissory Note, and the Promissory Note shall be re-amortized such that the outstanding principal balance due under the Promissory Note (including the Deferral Amount, if any), shall be payable in equal annual installments of principal (plus accrued interest) on the third (3rd), fourth (4th), fifth (5th), and sixth (6th) year anniversaries of the Closing Date. As an example of the foregoing, assuming that the pre-tax statutory margin of the Company for the first (1st) and second (2nd) quarters of the calendar year 2003 is 1.5%, and the amount of the First Principal Installment is $5,000,000.00, then (i) the Deferral Amount would equal $2,500,000.00, (ii) the amount paid to the Seller on the second (2nd) year anniversary of the Closing Date would equal $2,500,000.00, (iii) the sum of $2,500,000.00 (i.e., the Deferral Amount) would be added to the principal due under the Promissory Note, and (iv) the remaining annual installments of principal due under the Promissory Note would equal $5,625,000.00 each (plus accrued interest).

    4.  Post-Closing Adjustments for Pre-Closing Unpaid Claims and Unused Balance of Premium Deficiency Reserve.

        (a) The first two sentences of Section 1.4 (b) of the Agreement as previously amended are hereby replaced in their entirety with the following:

      For purposes of this Agreement "IBNR Account Balance" shall mean the amount shown as the balance of the balance sheet account of the Company reflected as the "Outstanding Claim Liability, including LAE" line item determined as follows and otherwise in accordance with SAP using methods within the then existing range of generally accepted industry practices and consistent with the Company's past practices which account balance on the Closing Balance Sheet shall equal (i) (x) Seventy Nine Million Five Hundred Ninety Three Thousand Forty Six and No/100 Dollars ($79,593,046.00) representing the agreed upon best estimate of incurred but not reported claims of the Company that are incurred prior to the Closing Date and reported claims of the Company that are received by the Company prior to the Closing Date but are unpaid as of the Closing Date, and (y) such additional or reduced amount as is agreed to by the parties to reflect the July 2001 financial results of the Company (the sum of (x) plus (y) is collectively referred to as the "Closing IBNR"), plus (ii) One Million Three Hundred Ninety Two Thousand Four Hundred Five and No/100 Dollars ($1,392,405.00) (the "LAE Amount"). For purposes of this Agreement, the phrases "Pre-Closing Unpaid Claims", "reserve for Pre-Closing Unpaid Claims", and "Pre-Closing Unpaid Claims reserve" shall each mean an amount equal to the IBNR Account Balance minus the LAE Amount.

        (b) New Section 1.4 (c)(A) is added to the Agreement as follows:

      (i)  On the dates which are ten (10) days after the three (3), six (6) and nine (9) month anniversaries of the Closing Date (each, a "Recalculation Date") each of Towers Perrin (Tillinghast) ("TPT"), Seller's actuaries and Milliman & Roberts, Inc. ("M&R") shall recalculate the amount of the Closing IBNR utilizing the best information then available, including items (1), (2) and (3) listed above in Section 1.4(c), and the recalculated amount of the Closing IBNR as calculated by Seller's actuaries, M&R and TPT which falls in the middle range of the three such actuaries' recalculations of the amount of the Closing IBNR shall be conclusive as the Closing IBNR for the applicable Recalculation Date. Each of the Seller's actuaries, M&R and TPT shall deliver to both Seller and Purchaser their recalculated amount of the Closing IBNR with respect to each Recalculation Date. TPT shall be retained after the Closing by Seller and Purchaser to be prepared to perform the recalculation of the amount of the Closing IBNR at each of the three Recalculation Dates as set forth above. The costs of the services provided by TPT shall be split equally between the Seller and the Purchaser. If the amount of the Closing IBNR amount as recalculated on the first (1st) Recalculation Date as set forth above exceeds the amount of the Closing IBNR on the Closing Balance Sheet, the Seller shall pay to the Company such excess amount within five (5) business days after the date of such determination. If the amount of the Closing IBNR as recalculated on the second (2nd) Recalculation Date as set forth above exceeds the greater of (a) the amount of the Closing IBNR on the Closing Balance Sheet, or (b) the

  amount of the Closing IBNR as recalculated on the first (1st) Recalculation Date, the Seller shall pay to the Company such excess amount within five (5) business days after the date of such determination. If the amount of the Closing IBNR as recalculated on the third (3rd) Recalculation Date as set forth above exceeds the greater of (x) the amount of the Closing IBNR on the Closing Balance Sheet, (y) the amount of the Closing IBNR as recalculated on the first (1st) Recalculation Date, or (z) the amount of the Closing IBNR as recalculated on the second (2nd) Recalculation Date, the Seller shall pay to the Company such excess amount within five (5) business days after the date of such determination. For purposes of the calculations set forth in Section 1.4(c), (1) the amount of the Closing IBNR in the IBNR Account Balance as stated on the Closing Balance Sheet shall be deemed to equal the greatest of the amount of the Closing IBNR as stated on the Closing Balance Sheet or as recalculated on any of the Recalculation Dates, and (2) the Seller shall be entitled to a credit towards the computation of Statutory Surplus for the aggregate amount paid to the Company pursuant to this subsection (i) and such aggregate amount shall be treated as an admitted asset of the Company as of the Closing Date.

      (ii) If the recalculation of the Closing IBNR on any of the Recalculation Dates indicates that the recalculated amount of the Closing IBNR is less than the amount of the Closing IBNR in the IBNR Account Balance as stated on the Closing Balance Sheet (the "Excess IBNR"), then the Excess IBNR shall be kept on the balance sheet of the Company and shall not in any way be recognized into income or distributed from the Company for any purpose, except that (i) if there is Excess IBNR as of the recalculation on the six (6) month anniversary of the Closing Date, fifty percent (50%) of such Excess IBNR shall be applied against any sums due the Company from FH Assurance Company ("FH") under the Reinsurance Agreement, (ii) if there is Excess IBNR as of the recalculation on the nine (9) month anniversary of the Closing Date which has not been already been applied under (i) above, seventy-five percent (75%) of such Excess IBNR shall be applied against any sums due the Company from FH under the Reinsurance Agreement, and (iii) if there is Excess IBNR as of the recalculation on the twelve (12) month anniversary of the Closing Date which has not been already been applied under (i) or (ii) above, one hundred percent (100%) of such Excess IBNR shall be applied against any sums due the Company from FH under the Reinsurance Agreement.

      (iii) After the Closing, Purchaser shall cause the Company to afford Seller's officers, employees, accountants, actuaries, counsel and other authorized representatives, during normal business hours and with reasonable advance notice, full and complete access to its claims systems and data, books and records, and such additional financial and operating data and other information as to the Company's businesses as Seller or its duly authorized representatives may from time to time reasonably request in order to make the recalculations contemplated under Section 1.4(c)(A). Purchaser shall cause its employees and representatives, and those of the Company, to cooperate in good faith with Seller and its representatives in connection with any such access and examination.

      (iv) Seller and Purchaser agree that the LAE Amount on the Closing Balance Sheet will be recalculated one (1) year after the Closing Date to equal two percent (2%) of the Paid Claims Amount and shall be settled and paid as between the Purchaser and the Seller as provided for in Section 1.4(c)

    5.  Closing. Section 1.5 of the Agreement as previously amended is hereby replaced in its entirety with the following:

      Section 1.5 Closing. The sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of McDermott, Will & Emery located at 201 South Biscayne Boulevard, Miami, Florida at 10:00 a.m. EST on the date which is one (1) day after the DOI shall have issued an order approving this Agreement and the transactions contemplated by this Agreement, provided that the Closing shall be deemed effective as of the first day of the following calendar month (the "Closing Date") and the documents delivered by the parties at Closing shall be dated as of the Closing Date; provided, however, that the execution and delivery of the Promissory Note shall take place outside the State of Florida at such location as is reasonably acceptable to the parties.

    6.  Reinsurance Agreement. Section 2.04 of the Reinsurance Agreement attached to the Agreement as Exhibit 6.2(j) is hereby revised to delete the phrase "Eighteen Million and No/100 Dollars ($18,000,000.00 U.S.) and substitute therefor the phrase "Twenty-Eight Million and No/100 Dollars ($28,000,000.00 U.S.)."

    7.  Conditions to the Obligations of Purchaser. Section 6.2 of the Agreement is hereby amended to add a new (iii) to subsection (j) as follows:

        (iii) Seller shall deliver to Purchaser a conditional guarantee for the financial obligations of FH Assurance Company under the Reinsurance Agreement.

    8.  Termination.

      (a) Section 7.1(b)(i) of the Agreement is hereby replaced in its entirety with the following:

        (i)  if the Closing shall not have occurred on or prior to August 31, 2001; provided, however, that the right to terminate this Agreement under this Section 7.l(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

      (b) Section 7.1 of the Agreement is hereby amended to add the following as new subsection (e):

        (e) during the period from August 1, 2001 through and including August 31, 2001 if the Closing does not take place on or before July 31, 2001, by Seller, at Seller's sole option upon prior notice to Purchaser at any time prior to the DOI issuing the final written consent order approving the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if Seller terminates this Agreement pursuant to the terms of this Section 7.1(e), the Escrow Agent shall immediately deliver one-half (1/2) of the Deposit to Purchaser and one-half (1/2) of the Deposit to Seller and Seller shall retain such portion of the Deposit without in any way limiting any of Seller's other rights under this Agreement.

    9.  Miscellaneous. This Amendment is a part of the Agreement; provided, however, that in the event that there are any inconsistencies between the terms and provisions of this Amendment and the remaining portions of the Agreement, the terms and provisions of this Amendment shall govern, control and prevail. In all other respects, the Agreement shall be unchanged and shall remain in full force and effect. The captions appearing in this Amendment are for convenience only and no way define, limit, construe or describe the scope or intent of any section or paragraph. This Amendment shall not be construed more or less favorably with respect to either party as a consequence of the Amendment or various provisions hereof have been drafted by one of the parties hereto. This Amendment may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of this Amendment and any signatures thereon shall be considered for all purposes as originals.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the undersigned have executed this Seventh Amendment as of the date first above written.

SELLER:
WITNESSES:
Health Net, Inc., a Delaware corporation
/s/ GARY SCOTT DAVIS Print Name: Gary Scott Davis	By: /s/ B. CURTIS WESTEN Print Name: B. Curtis Westen Title: Sr. VP, Gen Csl & Secretary
/s/ ED SAWYER Print Name: Ed Sawyer
PURCHASER:
Florida Health Plan Holdings II, L.L.C., a Florida limited liability company
/s/ DREW A. JOYCE Print Name: Drew A. Joyce	By: /s/ STEVEN M. SCOTT, M.D. Print Name: Steven M. Scott, M.D. Title: Manager
/s/ EDWARD E. SAWYER Print Name: Edward E. Sawyer

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EXHIBIT 10.8
SEVENTH AMENDMENT TO STOCK PURCHASE AGREEMENT